Exhibit 99.1

NEWS RELEASE

Rambus Appoints Jae Kim as Senior Vice President and General Counsel

SUNNYVALE, Calif. — February 4, 2013 — Rambus Inc. (NASDAQ: RMBS), the innovative technology solutions company that brings invention to market, today announced the appointment of Jae Kim to senior vice president and general counsel.  Mr. Kim will report directly to president and chief executive officer, Dr. Ronald Black.  Mr. Kim succeeds Thomas Lavelle, who has decided to leave the company to pursue other opportunities.

“As we look to the future, we are excited to leverage Jae’s entrepreneurial spirit and deep expertise in transactions to expand our business,” said Dr. Black.  “We are very appreciative of the accomplishments Tom has made and we thank him for his contributions and unwavering leadership.”

Mr. Kim joined Rambus in July 2010, serving as vice president and corporate counsel, responsible for a broad range of corporate legal matters.  Prior to his tenure at Rambus, Mr. Kim held senior legal positions with both private and public companies, where his scope of responsibilities included compliance, intellectual property, commercial transactions and litigation.  Mr. Kim has also had significant experience in private practice with the law firm of Wilson Sonsini Goodrich & Rosati.  Mr. Kim began his legal career as an attorney with the United States Securities and Exchange Commission (SEC), Division of Corporation Finance, in Washington, DC.  He received a JD from the American University, Washington College of Law, and his bachelor’s degree from Boston University.

About Rambus Inc.

Rambus is the innovative technology solutions company that brings invention to market. Unleashing the intellectual power of our world-class engineers and scientists in a collaborative and synergistic way, Rambus invents, licenses and develops solutions that challenge and enable our customers to create the future. While best known for creating unsurpassed semiconductor memory architectures, Rambus is also developing world-changing products and services in security, advanced LED lighting and displays, and immersive mobile media.

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Press Contact:

Carolyn Robinson

Rambus Inc.

(408) 462-8717

crobinson@rambus.com